Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES REVENUE AND EARNINGS GAINS
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2003

Third-Quarter Core Revenue Increases 42 Percent and
Operating Income More than Doubles Over Year-Ago Quarter

Company Re-Affirms Full-Year 2003 Guidance

Minneapolis, October 21, 2003—Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, today reported strong revenue and income growth for the third quarter and nine months ended September 30, 2003.

Total revenue for the third quarter of 2003 rose to $7.2 million, up 29 percent from $5.6 million for the prior-year quarter.  Revenue from the company’s core revenue components – software license fees and maintenance and services – grew 42 percent to $6.9 million from $4.9 million for the same period in 2002.  Operating income for the third quarter of 2003 more than doubled to $895,000 from $390,000 for the third quarter of 2002.

Vital Images reported net income of $6.8 million, or $0.53 per diluted share, for the third quarter of 2003, which included a net tax benefit of $5.9 million, or $0.46 per diluted share, related to the reversal of the deferred tax assets valuation allowance.  Had the company not reversed this valuation allowance, the third quarter tax rate would have been consistent with prior quarters at approximately 5 percent of pre-tax income and net income would have been $920,000, or $0.07 per diluted share, a 119 percent gain over net income of $419,000, or $0.04 per diluted share, in the third quarter of 2002.  The First Call consensus estimate for the 2003 third quarter was $0.06 per share and did not include a tax benefit.

“We are on track and expect to meet our guidance targets for 2003,” said Jay D. Miller, Vital Images’ president and chief executive officer.  “In the third quarter, we shipped more software licenses than in any other quarter in our history.  As of September 30, we had an installed base of more than 1,200 licenses.  Third-quarter options sales were strong, particularly the CT colonography, autovascular measurement and CT cardiac options.

“Our relationship with Toshiba Medical Systems Corporation (Toshiba) was a significant factor driving growth in core revenue components and an 84 percent gross margin for the quarter.  Toshiba-related sales, which do not include hardware, were above plan.  Hardware revenue came in lower than expected, but overall margins were higher.  Further, the rise in Toshiba-related sales meant that our sales force spent a significant amount of time assisting Toshiba in the third quarter.”

Under the Toshiba distribution agreement, Toshiba offers Vital Images’ Vitrea software to its CT scanner customers through its subsidiaries and distributors in the United States and more than 50 countries in Europe and Asia.  The current agreement with Toshiba expired September 30, 2003, and both companies are working to renew the agreement.  Vital Images expects to conclude negotiations during the fourth quarter.

In the third quarter of 2003, Toshiba accounted for 57 percent of the company’s revenue, or $4.1 million, compared to 37 percent of revenue, or $2.1 million, in the same period last year.  For the first nine months of 2003, Toshiba contributed revenue of $9.8 million, or 45 percent of revenue, compared with $5.5 million, or 37 percent of revenue, for the first nine months of 2002.

For the nine months ended September 30, 2003, total revenue increased 45 percent to $21.6 million from $14.9 million for the same period of 2002.  Revenue from core revenue components grew 53 percent to $19.9 million for the first nine months of 2003, versus $13.0 million for the 2002 period.  Operating income for the nine months ended September 30, 2003 grew to $2.2 million from $288,000 for the nine months ended September 30, 2002, more than a six-fold increase.

Tax Benefit Discussion

The company would have reported net income of $2.2 million, or $0.19 per diluted share, for the first nine months of  2003, based on an approximate 5 percent effective tax rate, compared with net income of $373,000, or $0.04 per diluted share, for the first nine months of the prior year.   After recognizing the benefit from the reversal of the deferred tax assets valuation allowance of $5.9 million, or $0.51 per diluted share, the company posted net income of $8.1 million, or $0.70 per diluted share, for the nine months ended September 30, 2003.

The reversal of the deferred tax assets valuation allowance is based upon Vital Images’ historical operating performance and management’s expectation that the company will generate sufficient taxable income in future periods to allow it to realize its deferred tax assets resulting from the tax benefits associated with its net operating loss carryforwards and a significant portion of its research and development tax credit carryforwards, as well as certain other tax benefits related to book and tax income timing differences.  This substantial reduction in the valuation allowance was recorded in the third quarter of 2003, resulting in a $5.9 million income tax benefit that increased net income for the quarter by an equal amount, and also increased additional paid-in-capital by $530,000.  In addition, the company recorded a $2.5 million increase in additional paid-in-capital related to the deferred tax asset generated by stock option exercises in the first nine months of 2003.

The company expects to use approximately $400,000 of the remaining valuation allowance of $545,000 in the fourth quarter of 2003 that will reduce the company’s 2003 income tax expense to its anticipated annual tax rate of approximately 5 percent.  In future periods, the company expects to record a tax provision to reduce its pre-tax income based upon an effective income tax rate between 36 and 40 percent.  Although the company’s operating results will include a tax provision, Vital Images expects to be able to limit the amount of federal taxes it pays in the next few years by utilizing its net operating loss and research and development tax credit carryforwards.

As of September 30, 2003, the company had cash, cash equivalents and marketable securities totaling $34.1 million versus $32.3 million as of June 30, 2003.  Of the $1.8 million increase in cash, cash equivalents and marketable securities for the quarter, $1.7 million was due to positive cash flow from operations.

Investing for Growth

Total 2003 third-quarter operating expenses rose 27 percent over the prior-year quarter.  Sales and marketing expenses were $2.9 million in the third quarter of 2003, a 33 percent increase over the same period last year.  Third-quarter R&D expenses were $1.3 million, up 14 percent from the year-ago period.

Miller commented, “We are devoting additional R&D resources toward new applications development and technology integration for our partnerships with McKesson Information Solutions and Mirada Solutions — two exciting opportunities announced in the 2003 third quarter.  With both agreements, we anticipate a ramp-up period with revenue building in 2004 and beyond.  We are also investing in the sales and marketing organization and have recently added a director of installed base programs.  Overall, we are managing expense increases to a level below revenue growth to sustain profitability.”

In September, Vital Images was ranked 19th on the 2003 Deloitte & Touche Technology Fast 50, a list of the fastest-growing technology companies in Minnesota.  This is the third consecutive year the company has been included on the list.

Outlook for 2003

“After a solid performance in the first nine months of 2003, we are re-affirming our full-year 2003 guidance of 45 to 50 percent growth in core revenue components with earnings of $2.7 million to $3.1 million, or approximately $0.23 to $0.27 per diluted share, excluding the benefit related to the reversal of the deferred tax assets valuation allowance” said Miller.  “We also anticipate positive cash flow for the year.  For 2004 and 2005, we continue to forecast at least 30 percent growth in our core revenue components.  By all measures, we believe Vitrea is the strongest software of its kind and demand will continue as increasing numbers of physicians in various specialties recognize its clinical value. At the same time, our guidance assumes continued solid growth in the CT, MR and PACS markets and continuing improvement in the overall economy.”

In 2002, the company reported $21.1 million in revenue and $18.2 million in core revenue components.  Net income was $790,000 in 2002.

Conference Call and Webcast

Vital Images will host a live Webcast of its third-quarter earnings conference call today, Tuesday, October 21, 2003, at 10:30 a.m. CT.  To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available from 12:30 p.m. CT, Tuesday, October 21, 2003, until 6:00 p.m. CT, Friday, November 21, 2003.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 800-633-8284 and enter conference call ID# 21161560.  The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, October 21, 2003, through 5:00 p.m. CT on Friday, October 24, 2003.

About Vitrea 2

Vitrea 2 is the company’s advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002 and most recent Form 10-Q for the quarter ended June 30, 2003.

Vitrea® is a registered trademark of Vital Images Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.
Statements of Operations

(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2003	2002	2003	2002
Revenue:
License fees	$5,259	$4,022	$15,237	$10,316
Maintenance and services	1,638	837	4,689	2,678
Hardware	346	734	1,638	1,916
Total revenue	7,243	5,593	21,564	14,910

Cost of revenue:
License fees	605	337	1,507	881
Maintenance and services	277	209	952	901
Hardware	259	566	1,097	1,473
Total cost of revenue	1,141	1,112	3,556	3,255

Gross margin	6,102	4,481	18,008	11,655

Operating expenses:
Sales and marketing	2,929	2,200	8,737	5,893
Research and development	1,311	1,154	4,005	3,002
General and administrative	967	737	3,067	2,472
Total operating expenses	5,207	4,091	15,809	11,367

Operating income	895	390	2,199	288
Interest income	70	32	146	94

Income before income taxes	965	422	2,345	382
Provision (benefit) for income taxes	(5,840)	3	(5,780)	9

Net income	$6,805	$419	$8,125	$373

Net income per share - basic	$0.62	$0.05	$0.82	$0.04

Net income per share - diluted	$0.53	$0.04	$0.70	$0.04

Shares used in per share calculations:
Basic	10,955	8,956	9,876	8,823

Diluted	12,767	9,624	11,573	9,809

Vital Images, Inc.
Balance Sheets

(In thousands)

	Sept. 30, 2003	Dec. 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,827	$8,122
Marketable securities	5,283	2,508
Accounts receivable, net	6,342	4,971
Deferred tax assets	290	—
Prepaid expenses and other current assets	930	499
Total current assets	41,672	16,100
Property and equipment, net	2,730	2,157
Deferred tax assets	8,585	—
Licensed technology, net	480	570

TOTAL ASSETS	$53,467	$18,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,050	$758
Accrued payroll	1,817	1,487
Deferred revenue	5,536	3,871
Accrued royalties	733	546
Other current liabilities	243	219
Total current liabilities	9,379	6,881

Deferred revenue	276	225
Total liabilities	9,655	7,106

Shareholders’ equity:
Common stock	111	90
Additional paid-in capital	55,664	31,719
Accumulated deficit	(11,963)	(20,088)
Total shareholders’ equity	43,812	11,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$53,467	$18,827